Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333‑219403 on Form S‑8 of our report dated April 2, 2018, relating to the consolidated financial statements of Kala Pharmaceuticals, Inc. and subsidiaries appearing in this Annual Report on Form 10‑K of Kala Pharmaceuticals, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 2, 2018